Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

CO-PROMOTION AGREEMENT
This Co-Promotion Agreement (this “Agreement”) is entered into this 24th day of January, 2017 (the “Effective Date”), by and between Pacira Pharmaceuticals Inc., a Delaware corporation (“Pacira”), and DePuy Synthes Sales, Inc., a Massachusetts corporation (“DePuy Synthes”). Each of Pacira and DePuy Synthes is referred to herein, individually, as a “Party” and collectively, as the “Parties.”
BACKGROUND
A.    Pacira owns, develops, markets and manufactures a bupivacaine liposome injectable suspension product, currently marketed as “EXPAREL” (the “Product”);
B.    DePuy Synthes develops, markets and manufactures, among other things, certain orthopaedic and spine products for operating room use; and
C.     Each of Pacira and DePuy Synthes wish to collaborate with the other on the terms and conditions set forth herein to optimize the sales of the Product in the Field (as hereinafter defined) in the Territory (as hereinafter defined).
AGREEMENT
Now, therefore, in consideration of the foregoing and the mutual promises herein contained, Pacira and DePuy Synthes hereby agree as follows:
1.Definitions.
1.1    “10 mL Product” shall mean the Product to the extent distributed in 10 mL single use vials.
1.2    “20 mL Product” shall mean the Product to the extent distributed in 20 mL single use vials.
1.3    “Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as it may be amended from time to time.
1.4    “Affiliate” shall mean a corporation or business entity that, directly or indirectly, is controlled by, controls, or is under common control with any entity. For this purpose, control means the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such corporation or business entity, or such other relationship as, in fact, constitutes actual control.
1.5    “Aggregate Incremental Sales” means the aggregate Incremental Sales of the 20 mL Product for the Year for which the Commission Payment is being calculated and all prior Years.
1.6    “Annual Sales Milestones” shall mean the minimum increase in Net Sales for each Year over Net Sales for the prior Year for 20 mL Product as established by the JSC in accordance with Section 3.2(ii) based upon the following factors: (i) account level forecasts; (ii) review of the Premier data set (market share); (iii) independent data collected by the DPS Commercial Personnel or the Pacira Sales Force, (iv) supply disruption or significant changes in the market or marketplace for the Product and (iv) any other information and sources agreed to by the JSC.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

1.7    “Baseline Sales” means Net Sales of the 10 mL Product or 20 mL Product, as the case may be, for the prior Year. For the first Year that begins with the Effective Date, Baseline Sales shall be Net Sales of the 10 mL Product or 20 mL Product, as the case may be, beginning on the date that is one year prior to the Effective Date and ending on December 31, 2016.
1.8     “Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligation to perform or achieve a specified obligation for the Product or generally under this Agreement, the efforts, expertise, degree of skill, and resources that are comparable in quality and scope to those efforts, expertise, degree of skill and resources that are generally used by such Party to perform or achieve a comparable obligation for a product controlled by such Party, which has the same regulatory requirements or status (for example, requires a prescription or is available over-the-counter), is at a comparable stage of development or product life as the Product, and that has similar market potential as the Product, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace, relevant regulatory circumstances, and other relevant factors, including technical, legal, scientific and/or medical factors, but, in any event, a Party’s effort shall be no less than the effort that a comparable company would expend with respect to a comparable product controlled by such company taking into consideration the factors outlined above.
1.9    “Current Good Manufacturing Practices” shall mean the current standards for manufacture, as set forth in the Act and applicable regulations, including without limitation 21 C.F.R. Parts 210 and 211, and guidelines promulgated thereunder or successors thereto, as shall be in effect from time to time during the Term.
1.10     “DePuy Synthes Trademarks” shall mean the trademark DePuy Synthes®, the DePuy Synthes corporate logo and any other related domain name, trademark or service mark (whether registered or unregistered) containing the words “DePuy Synthes.”
1.11     “DPS Commercial Personnel” shall mean the number of DePuy Synthes Sales Force and relevant commercial personnel (i.e., strategic customer group, regional marketing, and professional education).
1.12    “FDA” shall mean the United States Food and Drug Administration, or any successor agency in the Territory.
1.13    “Field” shall mean orthopaedic (including knee, hip, shoulder, sports and trauma) and spine markets for operating room use.
1.14    “GAAP” shall mean United States generally accepted accounting principles, as applied by Pacira in its audited financial statements, as may be amended from time to time.
1.15    “Governmental Authority” shall mean any local, state, national or other government or any entity, body, agency, department or authority of any government and including, but not limited to, law enforcement, prosecutorial and judicial bodies.
1.16    “Incremental Sales” means Net Sales of the 10 mL Product or 20 mL Product, as the case may be, for the applicable Year in excess of the Baseline Sales for such Product.
1.17    “NDA” shall mean the “new drug application” (as such term is used under the Act) with respect to the Product with new drug application number 022496 that was submitted by Pacira to the FDA on September 28, 2010 and approved by the FDA on October 28, 2011, and all subsequent submissions, supplements, and amendments thereto.
1.18    “Net Sales” shall mean the gross sales of the 10 mL Product or the 20 mL Product, as the case may be, in the Territory during the applicable period, less the following deductions, applied in a consistent manner and (as applicable) calculated in accordance with GAAP (consistently applied) and properly reported by Pacira to the U.S. Securities and Exchange Commission as net product sales (collectively, “Deductions”): (i) normal and customary trade, cash and quantity discounts, allowances, prompt payment discounts, wholesaler fees, credits or

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

retroactive price reductions, (ii) credits, price adjustments or allowances for damaged goods, returns, rebates or rejections of such Product, (iii) chargeback payments, credits and rebates (or equivalent thereof) granted on sales of such Product to group purchasing organizations, managed health care organizations, or federal, state, local or other governments, including their agencies, purchasers and/or reimbursers, or to trade customers, (iv) freight, shipping insurance and other packing and transportation charges to the extent included in gross sales, and (v) sales or sum taxes (including the amount of any duties or government charges imposed upon the sale of such Product), excise, gross receipts, or similar taxes which are added to the selling price or paid to a taxing authority by Pacira, excluding income taxes. All such amounts and calculations will be determined from books and records maintained by Pacira in accordance with GAAP. Net Sales shall not include, and shall be deemed zero with respect to, the 10 mL Product or the 20 mL Product, as the case may be, distributed at no cost or charge in connection with (i) samples or other marketing programs approved by the JSC and (ii) clinical trials or research purposes.
1.19    “Non-Serious Adverse Event” shall mean any adverse drug experience associated with the use of the Product in humans, whether or not considered drug-related, which is not a Serious Adverse Event.
1.20    “Pacira Trademarks” shall mean the trademark Pacira®, the Pacira corporate logo and any other related domain name, trademark or service mark (whether registered or unregistered) containing the word “Pacira” or a close variant or derivative thereof.
1.21    “Product Promotional Materials” shall mean any artwork or samples of training, educational, sales and promotional materials relating to the Product in the Territory (including, without limitation, detailing aids, leave behind educational items, journal advertising, educational programs, formulary binders, appropriate reprints and reprint carriers, product monographs, patient support kits, convention exhibit materials, direct mail, training materials, and scripts for telemarketing and teleconferences).
1.22    “Product Technical Complaint” shall mean: (i) any complaint that questions the purity, identity, potency or quality of the Product, its packaging or labeling or the compliance of the Product with applicable laws, rules and regulations, including the Act and Current Good Manufacturing Practices; (ii) any complaint that concerns any incident that causes the Product or its labeling to be mistaken for, or applied to, another article; (iii) any bacteriological contamination or significant chemical, physical or other change or deterioration in the Product; (iv) any failure of the Product to meet the specifications therefor in the NDA; or (v) any complaint or evidence of tampering with the Product.
1.23    “Product Trademarks” mean the trademark EXPAREL® (U.S. registration no. 4074454) associated with the Product, and any other related trademark or service mark containing the word “Exparel” or a close variant or derivative thereof and any other trademark or service mark (whether registered or unregistered) used on or with the Product or in any Product-related sales and marketing materials (other than Pacira Trademarks or the DePuy Synthes Trademarks, as applicable) in the Territory during the Term. Product Trademarks shall also mean such other name or mark, other than Pacira Marks, as may be used by or under authority of Pacira for any product in the Exparel® line.
1.24    “Promote,” “Promotional” and “Promotion” mean those activities normally undertaken by a pharmaceutical company to encourage sales or appropriate use of the Product, including details, product sampling, detail aids, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and other forms of marketing, advertising, public relations or promotion, to the extent set forth in an applicable Promotion Plan or otherwise approved by the JCC. For clarity, “Promote,” “Promotional” and “Promotion” shall not include (i) discussing or responding to questions regarding the Product outside of the FDA-approved Product labels and inserts, (ii) independently maintaining a website, call center or medical information hotline for the Product, or (iii) taking Product orders or otherwise selling or offering the Product for sale.
1.25    “Promotion Plan” means an annual plan that sets forth: (a) the manner in which DePuy Synthes shall deploy its efforts to Promote the Product in the Field in the Territory, (b) Volume Forecasts, and (c) other matters relevant to Promotion of the Product.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

1.26    “Quarter” shall mean (i) for the first calendar quarter following the Effective Date, the period commencing on the Effective Date and ending on March 31, 2017 and (ii) each successive three month period ending on each of March 31, June 30, September 30 and December 31 of each Year.
1.27    “Risk Sharing” shall mean DePuy Synthes’ value-based customer offerings related to the Product.
1.28    “Roll Out Plan” shall mean a target account roll-out plan, including a timeline for training of the DPS Commercial Personnel, transition of sales relationships in the Field in the Territory from the Pacira Sales Force to the DPS Commercial Personnel and commencement of Promotion of the Product in the Field in the Territory by the DPS Commercial Personnel.
1.29    “Sales Force” shall mean the field-based sales representatives employed by or on behalf of Pacira or DePuy Synthes, as the case may be, for the Promotion of the Product in the Field in the Territory. DePuy Synthes’ Sales Force may include, without limitation, any sales representatives engaged through an arrangement with a contract sales organization or other distributor.
1.30    “Senior Officer(s)” shall mean the officers of each Party set forth on Exhibit B hereto (or such other executive or senior officer of the Party or an Affiliate designated in writing by the Chief Executive Officer of such Party to the other Party).
1.31    “Serious Adverse Event” shall have the meaning as set forth in 21 C.F.R. 314.80(a), namely, any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Event when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.
1.32    “Target” means a healthcare professional with prescribing authority or a hospital pharmacist or material manager and related hospital personnel in the Field in the Territory to whom a member of the DPS Commercial Personnel Promotes the Product within applicable policy constraints and in compliance with applicable laws, rules and regulations.
1.33    “Territory” shall mean the United States of America and its territories and possessions.
1.34    “Trained DPS Commercial Personnel” shall mean the number of DPS Commercial Personnel that are qualified and are in good standing with the Pacira product training and compliance curriculum and such other training requirements.
1.35    “Year” means (i) for the first calendar year, the period commencing on the Effective Date and ending on December 31, 2017, (ii) for each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (iii) for the calendar year in which this Agreement is terminated, the period beginning on January 1 of such calendar year and ending on the effective date of the termination of this Agreement.
In addition, the following terms have the meanings set forth in the Sections set forth below:

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Definition	Location
Accountant	12.2
Annual Training Goal	4.6(iii)
Base Commission	5.1(i)
CGL	10.2
CMS	11.1(iii)
Claim	10.1(i)
Committees	3.1
Compliance Policies	4.9
Confidential Information	11.1(i)
Confidentiality Agreement	11.1(v)
DePuy Synthes	Preamble
Discloser	11.1(i)
Dispute	15.6
Effective Date	Preamble
Enforcement Action	9.3(ii)
Files and Work Papers	11.1(ii)
Indemnified Persons	10.1(i)
JSC	3.1
JCC	3.1
Overpayment Amount	5.3(ii)
Pacira	Preamble
Party/Parties	Preamble
Prior Agreements	15.3
Product	Background
Recipient	11.1(i)
Recipient’s Representatives	11.1(ii)
Commission Payment	5.1
Stark Law	4.9
Term	13.1
Training Certification	4.6(iii)
Training Records	4.6(iii)
Volume Forecast	4.4

2.    Appointment.
2.1    Appointment. Pacira hereby appoints DePuy Synthes and DePuy Synthes hereby accepts such appointment, during the Term, on an exclusive basis to Promote the Product through the DPS Commercial Personnel in the Territory for its approved indications solely in the Field, subject to the terms and conditions of this Agreement, provided, however, that Pacira shall retain all rights and authority to also promote and market the Product in the Territory in the Field subject to the terms and conditions of this Agreement. In conducting its activities hereunder, DePuy Synthes will use Commercially Reasonable Efforts to Promote the Product in the Field in the Territory during the Term. The Parties shall cooperate, including taking such actions as are reasonably requested by the other Party, in performing their obligations hereunder. Except as set forth in this Agreement, such appointment shall be non-transferable and DePuy Synthes shall not grant any rights to, or permit or authorize, any person, other than

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Affiliates of DePuy Synthes and their representatives, sales representatives engaged through an arrangement with a contract sales organization, and third-party distributors (provided that such representatives, sales representatives and third-party distributors are provided with training and education consistent with overall roles and responsibilities outlined in this Agreement), to Promote the Product in the Field in the Territory. Promotional activities shall at all times remain within the scope of the FDA-approved labeling and indications for the Product.
2.2    Retention of Rights. Pacira retains and shall retain all proprietary and property interests in the Product until the point of sale and DePuy Synthes shall have no responsibilities with respect to the Product except as otherwise expressly provided herein. DePuy Synthes shall not have nor represent that it has any control or proprietary interest or property interests in the Product, except for the rights and licenses granted hereunder. Except as expressly set forth herein, nothing contained herein shall be deemed to grant DePuy Synthes, by implication, a license or other right or interest in any patent, trademark or other similar property of Pacira or its Affiliates.
3.    Coordination of Activities.
3.1    Establishment of Committees Generally. Within thirty (30) days of the Effective Date, the Parties agree to establish, in each case for the purposes specified herein, (i) a Joint Steering Committee (the “JSC”) and (ii) a Joint Commercialization Committee (“JCC”, and together with the JSC, the “Committees”). The Parties acknowledge and agree that neither of the Committees has the power to amend, modify or waive any of the terms or conditions of this Agreement.
3.2    Joint Steering Committee.
(i)    Composition. The JSC shall be made up of an equal number of representatives from each Party. The JSC shall have four (4) members, two (2) of whom shall be appointed by Pacira, and two (2) of whom shall be appointed by DePuy Synthes and all of whom shall be qualified to appropriately represent such Party at the JSC level. Each Party may replace its representatives at any time, upon written notice to the other Party. Each Party shall have the right, upon written notice to the other Party, to have present at JSC meetings additional, non-voting participants, provided that such attendees shall be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement. Such additional participants shall not be deemed to be, and shall not have any of the rights or responsibilities of, members of the JSC.
(ii)    Role and Responsibilities. The JSC will be used as the forum to oversee and manage the relationship between the Parties and shall have the following responsibilities:
A.    providing oversight and guidance for the Promotion of the Product in the Field in the Territory;
B.    establishing the Annual Sales Milestones;
C.    establishing the Annual Training Goal with respect to the third Year and all subsequent Years;
D.    approving the DPS Commercial Personnel;
E.    overseeing the work of the JCC, and receiving and reviewing reports and other information submitted by the JCC;
F.    resolving all disputes referred to it by the Parties; and
G.    making such other decisions as may be delegated to the JSC pursuant to this Agreement or by written agreement of the Parties from time to time.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Within fifteen (15) days of the end of each Quarter, DePuy Synthes shall advise the JSC in writing of the DPS Commercial Personnel and Trained DPS Commercial Personnel. The JSC shall consider and, if in agreement, approve the DPS Commercial Personnel.
Notwithstanding the foregoing, (x) the JSC has no authority to make decisions with respect to matters that relate to the development of the Product or the authorization and/or continued authorization to Promote and market the Product in commercial quantities in the Territory without Pacira’s prior written consent, (y) the JSC has no authority to require a Party to engage in Promotion activities beyond those obligations set forth in Section 4, and (z) the JSC has no authority to amend or waive any term or condition of this Agreement.

(iii)    Meetings. The JSC shall meet face-to-face at mutually agreed upon times and locations at least quarterly during the first Year following the Effective Date, and at least semi-annually in subsequent Years (unless mutually agreed otherwise). Unless otherwise agreed, the location of such meetings will alternate between the Parties’ facilities, and the Party hosting a meeting shall be responsible for chairing the meeting and secretarial duties (i.e., scheduling the meeting, preparing and circulating an agenda and preparing and issuing minutes). The JSC shall also address issues as they arise in the interim via teleconference, videoconference or electronic mail.
(iv)    Decision-Making.
A.    Subject to this Section 3.3(iv), decisions of the JSC shall be made by mutual agreement between the representatives of Pacira and the representatives of DePuy Synthes, with each Party having one (1) vote. The Parties shall cause their respective representatives on the JSC to use their good faith efforts to resolve all matters appropriately presented to them in an expeditious manner.
B.    In the event that the JSC is unable to resolve a dispute or make a decision (including with respect to an Annual Sales Milestone) due to a lack of required unanimity within twenty (20) calendar days following consideration of the dispute or the decision by the JSC, then either Party may submit in writing the matter to the Senior Officers for a joint decision. The Senior Officers shall diligently and in good faith attempt to resolve the referred dispute or decision expeditiously and, in any event, within twenty (20) calendar days of receiving such written notification, or within such other time as mutually agreed upon in writing between such officers (and if the officers resolve the dispute, such resolution shall be deemed to be a decision of the JSC). In the event that the Senior Officers are unable to reach a resolution of the dispute within such time period, then such disputes shall be resolved pursuant to Section 15.6 below, provided, however, that in the event the Senior Officers are unable to agree on an Annual Sales Milestone or DPS Commercial Personnel within such time period, then such dispute shall not be resolved pursuant to Section 15.6 and instead the Senior Officer of Pacira, acting reasonably, shall make the final decision with respect to such Annual Sales Milestone or DPS Commercial Personnel, which decision shall be deemed to be a decision of the JSC. Notwithstanding the foregoing, in the event that DePuy Synthes disagrees in good faith with the Annual Sales Milestones determined by the Senior Officer of Pacira after following the dispute escalation provisions of this Section 3.2(iv)(B) and final determination by the Senior Officer of Pacira, DePuy Synthes may terminate this Agreement effective upon sixty (60) days prior written notice.
C.    For clarity, any dispute with respect to whether a Party has breached its obligations under this Agreement is not subject to the escalation procedures set forth in this Section 3.2, but either Party may refer such a dispute for resolution pursuant to Section 15.6.
3.3    Joint Commercialization Committee.
(i)    Composition. The JCC shall be made up of an equal number of representatives from each Party. The JCC shall have six (6) members, three (3) of whom shall be appointed by Pacira, and three (3) of whom shall be appointed by DePuy Synthes and all of whom shall be qualified to appropriately represent such Party at the JCC level. Each Party may replace its representatives at any time, upon written notice to the other Party. Each Party shall have the right, upon written notice to the other Party, to have present at JCC meetings additional, non-voting participants, provided that such attendees shall be bound by obligations of confidentiality and non-use at least as

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

restrictive as those set forth in this Agreement. Such additional participants shall not be deemed to be, and shall not have any of the rights or responsibilities of, members of the JCC.
(ii)    Role and Responsibilities. The JCC will be responsible for business planning and day-to-day operational management of the Promotion of the Product in the Field in the Territory and shall have the following responsibilities:
A.    review and approval of the Promotion Plan, including Volume Forecasts;
B.    strategic issues related to the Promotion of the Product in the Field in the Territory, including development of customer insights and orthopaedic pain protocols;
C.    review and approval of the Roll-Out Plan;
D.    the need for review and approval of any Product Promotional Materials by either Party pursuant to Section 4.5(iii);
E.    determine the medical education strategy for each Year. Such strategy may include, but is not limited to, Smart Labs, WWCV & OR Visitations, National Courses, Anytime-Anywhere learning, and professional congresses and symposia in the Field in the Territory;
F.    updates regarding any product development, clinical, regulatory, manufacturing/supply and quality matters, including any applicable updates from DePuy Synthes to the Volume Forecasts; and
G.    any measures required to ensure the Promotion of the Product in the Field in the Territory under this Agreement complies with all applicable laws, restrictions and regulations.
As part of the annual review and approval of the Promotion Plan, DePuy Synthes shall present to the JCC its plan for Risk Sharing in the applicable Year. If the JCC approves a plan for Risk Sharing, the Parties shall cooperate in good faith to amend this Agreement to address Risk Sharing. Prior to any such amendment, DePuy Synthes shall not Promote the Product as part of Risk Sharing.

(iii)    Meetings. The JCC shall meet face-to-face or by video or teleconference at least quarterly (unless mutually agreed otherwise) at mutually agreed upon times and locations; provided that the JCC shall meet as and when necessary to review and approve, on a timely basis, all Promotion Plans and any amendments or updates thereto. Unless otherwise agreed, the location of such meetings will alternate between the Parties’ facilities, and the Party hosting a meeting (whether in-person or electronically) shall be responsible for chairing the meeting and secretarial duties (i.e., scheduling the meeting, preparing and circulating an agenda and preparing and issuing minutes). The JCC shall also address issues as they arise in the interim via teleconference, videoconference or electronic mail.
(iv)    Decision-Making.
A.    Subject to this Section 3.3(iv), decisions of the JCC shall be made by mutual agreement between the representatives of Pacira, and the representatives of DePuy Synthes, with each Party having one (1) vote. The Parties shall cause their respective representatives on the JSC to use their good faith efforts to resolve all matters appropriately presented to them in an expeditious manner.
B.    In the event that the JCC is unable to resolve a dispute or make a decision due to a lack of required unanimity within twenty (20) calendar days following consideration of the dispute or the decision by the JCC, then either Party may submit the matter to the JSC for resolution.
3.4    Expenses. Each Party shall bear its own costs associated with its participation in the Committees, including but not limited to the costs of travel and expenses directly associated with participation in the Committees.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

4.    Product Promotion Matters.
4.1    Responsibilities. Each of the Parties shall have the obligations and responsibilities with respect to the promotion of the Product set forth in this Section 4 and on Exhibit A hereto, which is incorporated by reference herein. In the event of any conflict between the provisions of this Agreement and Exhibit A, this Agreement shall govern.
4.2    Costs. DePuy Synthes shall be responsible for all costs and expenses related to establishing, maintaining and training the DPS Commercial Personnel and conducting DePuy Synthes’ other activities under this Agreement, except as set forth in this Section 4. Pacira shall be responsible for all costs and expenses related to conducting Pacira’s activities under this Agreement.
4.3    Roll Out Plan. No later than forty-five (45) days after the Effective Date, appropriate representatives from each Party will jointly prepare the Roll Out Plan. The Parties shall provide the Roll Out Plan to the JCC for review, comment, and approval prior to DePuy Synthes initiating its Promotion activities hereunder.
4.4    Sales Process; Promotion Plan. DePuy Synthes shall be responsible for developing, managing and executing the sales process for the Product in the Field in the Territory, including selecting Targets, determining the manner in which the DPS Commercial Personnel will deploy its efforts to Promote the Product and contact Targets and other matters relevant to Promotion of the Product in the Field in the Territory. On or before October 1 of each Year beginning with October 1, 2017, DePuy Synthes shall submit to the JCC a Promotion Plan for the following Year, including a written forecast of the aggregate number of Products that are expected to be ordered for delivery by Pacira to hospitals and operating rooms during such Year in the Field in the Territory (a “Volume Forecast”). The JCC will review and approve the Promotion Plan within thirty (30) days of receipt thereof. If the JCC is unable to agree on the Promotion Plan for any Year, such dispute shall be resolved in accordance with Section 3.3(iv)(B). At each JCC meeting, DePuy Synthes will advise of any material update to the Volume Forecast.
4.5    Marketing; Product Promotional Materials.
(i)    DePuy Synthes shall be primarily responsible for leading and implementing the marketing strategy for the Product in the Field in the Territory to orthopaedic and spinal surgeons, with input and guidance from Pacira, and Pacira shall be primarily responsible for leading and implementing the marketing strategy for the Product outside of the Field, as further set forth on Exhibit A hereto.
(ii)    Promptly following the Effective Date, Pacira shall provide to DePuy Synthes in electronic format/operating system reasonably acceptable to DePuy Synthes any existing Product Promotional Materials.
(iii)    All Product Promotional Materials to be used by DePuy Synthes shall be reviewed and approved in writing by Pacira and DePuy Synthes prior to their use by DePuy Synthes. DePuy Synthes shall not be required to use any Product Promotional Materials that are not reviewed by and acceptable to DePuy Synthes, and DePuy Synthes shall only use the Product Promotional Materials in connection with the Product. If, after its review of any Product Promotional Materials (including any new materials introduced after the Effective Date), a Party believes that changes to any such Product Promotional Materials are required to meet applicable legal or regulatory requirements or applicable FDA requirements, such proposed changes shall be submitted to the JCC for review and approval. Pacira shall be responsible for ensuring that all Product Promotional Materials are at all times in full compliance with all applicable laws, rules and regulations. Approval by DePuy Synthes of any Product Promotional Materials shall not be deemed to constitute an acknowledgement, agreement or certification by DePuy Synthes that such Product Promotional Materials comply with any applicable laws, rules and regulations.
(iv)    Pacira shall provide to DePuy Synthes electronic copies of any Product Promotional Materials as reasonably requested by DePuy Synthes in a format/operating system reasonably acceptable to DePuy Synthes. DePuy Synthes may produce Product Promotional Materials based on such electronic copies at its own cost, which shall be subject to review and approval in writing as described in Section 4.5(iii) above. DePuy Synthes

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

shall be permitted to use in connection with the Promotion of the Product only (A) the Product Promotional Materials approved under Section 4.5(iii) above by each of DePuy Synthes and Pacira and (B) the FDA-approved Product labels and inserts. DePuy Synthes shall use such Product Promotional Materials only in the form so approved and consistent with the training provided pursuant to Section 4.6 and DePuy Synthes shall not change such Product Promotional Materials in any way following such approval and training, without the express written consent of Pacira. Pacira agrees that DePuy Synthes can utilize the vendor(s) used by Pacira to produce Product Promotional Materials at the rates charged by such vendors to Pacira for the production of Product Promotional Materials, subject to the agreement of such vendor(s) in each instance. DePuy Synthes shall have the right, but not the obligation, to so utilize such vendors and shall have the right to negotiate rates that are lower than the rates charged to Pacira by any such vendors.
(v)    Pacira shall own all copyrights to all Product Promotional Materials (other than those items which are subject to third-party copyrights). Pacira shall, and does hereby, grant to DePuy Synthes a royalty-free, non-exclusive right and license to use, reproduce and distribute Product Promotional Materials solely in conjunction with the Promotion of the Product and the performance of DePuy Synthes’ obligations under this Agreement, which license shall not be sublicensable, assignable or transferable by DePuy Synthes, except in accordance with the terms of Section 15.1. DePuy Synthes shall not be permitted or licensed to make derivative works with respect to, or otherwise modify, any Product Promotional Materials without the prior written consent of Pacira.
4.6    Training and Education.
(i)    DPS Commercial Personnel. DePuy Synthes and Pacira shall consult and agree on the development and implementation of initial and refresher sales training for the DPS Commercial Personnel. DePuy Synthes shall provide training to each member of its Sales Force, at DePuy Synthes’ expense, prior to his or her commencement of Promotion of the Product hereunder to ensure that he or she is properly trained with respect to the matters described in this Section 4.6 and able to satisfy his or her Promotion and detailing responsibilities under this Agreement. Pacira shall have the right, but not the obligation, to participate in the sales training process, at Pacira’s expense as Pacira may reasonably deem necessary to comply with its code of conduct or any related policies or as required by applicable laws, rules and regulations or by a government entity or regulatory agency.
(ii)    Orthopaedic Health Care Professionals. In compliance with all applicable laws, rules and regulations, DePuy Synthes shall be responsible for developing and implementing a professional education strategy pursuant to which DePuy Synthes, through its Sales Force or otherwise, will provide training and education to orthopaedic health care professionals, direct operating room staff and key opinion leaders at the local, regional, and national level with respect to the Product and its appropriate use and infiltration techniques in the Field in the Territory. In furtherance of the foregoing, DePuy Synthes will incorporate training and education with respect to the Product into its existing professional education programs. The Parties will jointly develop and implement a training program to ensure training of surgical staff other than orthopaedic health care professionals and direct operating room staff, including post-anesthesia care unit and medical surgery staff.
(iii)    Training. As of the end of each Year, the number of Trained DPS Commercial Personnel shall be with respect to the first Year, [**], with respect to the second Year, [**], and with respect to the third Year and all subsequent Years, a number as determined by the JSC (the “Annual Training Goal”). Within fifteen (15) calendar days of the end of each Year, DePuy Synthes shall provide to Pacira a written certification including the Trained DPS Commercial Personnel as of the end of such Year (the “Training Certification”). Within five (5) calendar days of receipt of the Training Certification, Pacira may provide DePuy Synthes with notice that it disagrees with the numbers in such certification, in which case DePuy Synthes shall provide Pacira its records with regard to Sales Force training for such Year (the “Training Records”) within five (5) calendar days and then Pacira shall have the right to examine such records for five (5) calendar days after receipt. If (i) the Training Certification provides that the Annual Training Goal was not achieved or (ii) after review of the Training Records Pacira determines that the Annual Training Goal was not achieved, DePuy Synthes shall have until thirty (30) calendar days following the later of delivery of the Training Certification or the determination by Pacira to cure such non-compliance and provide to Pacira a certification, with appropriate support, that such deficiency has been cured.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

4.7    Future Development of the Product. Pacira shall have sole responsibility for any future development of the Product (including all studies and clinical trials related thereto, and related regulatory filings), including (i) responsibility for all decisions regarding, and submission of, regulatory submissions, or notices of any kind, and for interactions with Governmental Authorities, including interactions arising from DePuy Synthes’ Promotion of the Product, subject to meaningful consultation with, and opportunity for comment by, DePuy Synthes in circumstances where such submission, notice or interaction relates directly to DePuy Synthes’ Promotion of the Product; and (ii) responsibility for creation, subsequent modification, internal approval, and filing of all Product labeling, Product Promotional Material and medical/scientific material and content (including submission of Product Promotional Materials to the FDA’s Office of Prescription Drug Promotion).
4.8    Pricing; Reimbursement. Pacira shall be solely responsible for determining all Product pricing and positioning, including the timing of pricing changes, requests for reimbursement and the offering of any discounts (including cash discounts with wholesalers) or rebates. In addition, Pacira shall be solely responsible for developing and managing the formulary and pharmacy access strategy for the Product.
4.9    Compliance with Laws and Policies. Each of Pacira and DePuy Synthes agrees that it shall comply, and its Promotional activities with respect to the Product shall be conducted in accordance, with: (i) FDA and all other applicable regulatory approvals or requirements which are then in effect with respect to the Product and with the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA Code) and applicable American Medical Association (AMA) guidelines; (ii) all applicable laws, restrictions and regulations, including those of the FDA, the Department of Commerce, the Department of Health and Human Services and any other United States, state, local, or applicable agency or authority, including but not limited to FDA rules prohibiting the off-label promotion of approved drug products; the December 2011 FDA Guidance for Industry on “Responding to Unsolicited Requests for Off-Label Information About Prescription Drugs and Medical Devices”; the February 2014 FDA Guidance for Industry on “Distributing Scientific and Medical Publications on Unapproved New Uses – Recommended Practices”; U.S. state and federal false claims laws, the U.S. Limitation on Certain Physician Referrals (a.k.a. the Stark Law), U.S. federal anti-kickback law, and the U.S. Health Insurance Portability and Accountability Act, as well as their respective regulations and guidance documents; (iii) the FDA and healthcare compliance policies exchanged by both Parties (the “Compliance Policies”), as updated or amended from time to time and (iv) Exhibit D hereto. If any Party makes material changes to its Compliance Policies other than as required to comply with applicable laws, rules and regulations, it will give prior written notice of such changes to the other Party. If changes are made to the Compliance Policies to comply with applicable laws, rules and regulations, the Party making such change shall give notice of such change to the other Party as soon as reasonably practicable. Each of Pacira and DePuy Synthes shall limit its claims of efficacy and safety for the Product to those that are within the scope of approved Product Promotional Materials and FDA-approved prescribing information for the Product in the Territory, and shall not add, delete or modify claims of efficacy and safety in the marketing of the Product under this Agreement from those claims of efficacy and safety that are within the scope of the FDA-approved prescribing information and applicable laws, rules and regulations. Under no circumstance shall a Party incur expenses on behalf of the other Party that would be reportable for the other Party under the Physician Payments Sunshine Act (Section 6002 of the Affordable Care Act) of 2010 and its implementing regulations. Each Party agrees that any action taken or omitted to be taken by the other Party to the extent required by such Party’s Compliance Policies shall not constitute a breach of this Agreement by that Party.
4.10    Trademarks.
(i)    Pacira hereby grants to DePuy Synthes a non-exclusive, royalty-free license to use the Product Trademarks and Pacira Trademarks solely on and as the same appear on (A) the Product Promotional Materials approved under Section 4.5(iii) above by each of DePuy Synthes and Pacira and (B) the FDA-approved Product labels and inserts, solely to promote the Product pursuant to the terms of this Agreement in the Field in the Territory during the Term. DePuy Synthes shall not use the Product Trademarks or Pacira Trademarks in connection with any product other than the Product as permitted above. All use of the Product Trademarks and Pacira Trademarks pursuant to this paragraph shall inure to the benefit of Pacira. DePuy Synthes shall not use on or in connection with the Product or the Promotion thereof, any trademark, service mark, or domain name other than the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Product Trademarks and Pacira Trademarks as permitted above, without the prior written approval of Pacira in each instance.
(ii)    Each Party acknowledges the validity of DePuy Synthes’ right, title and interest in and to the DePuy Synthes Trademarks and the validity of Pacira’s right, title and interest in and to the Pacira Trademarks and the Product Trademarks. The Parties shall not have, assert or acquire any right, title or interest in or to any of DePuy Synthes Trademarks (in the case of Pacira), or the Pacira Trademarks or the Product Trademarks (in the case of DePuy Synthes) or the goodwill pertaining thereto, except as otherwise explicitly provided in Section 4.10(i) of this Agreement.
(i)    The Parties agree that, in the event a breach or threatened breach of this Section 4.10, the non-breaching Party, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Party).
4.11    Notices. In addition to any other specific notice requirements set forth herein, Pacira shall provide DePuy Synthes with prompt written notice of any material developments or changes relating to the Product, which could reasonably be expected to have an effect on DePuy Synthes’ rights and obligations under this Agreement. Notwithstanding the generality of the foregoing, Pacira shall provide prompt written notice of any of the following matters:
(i)    any material manufacturing matters related to the Product (including potential shortages, quality matters, significant Product Technical Complaints, voluntary or mandatory withdrawals or recalls, etc.);
(ii)    any material change in new or existing litigation relating to the Product;
(iii)    any material communications with regulatory authorities relating to the Product; and
(iv)    to the best of Pacira’s knowledge, any changes to the availability of products in the same therapeutic class as the Product or any other generic product to the Product promoted or otherwise commercialized by a third party in the Territory.
5.    Compensation.
5.1    Compensation. For each applicable Year, Pacira shall pay DePuy Synthes an annual commission on Net Sales (the “Commission Payment”) as follows:
[**]
5.2    Changes in Dosage Practices. In the event that DePuy Synthes becomes aware of a material change in the infiltration procedures such that other dosage forms or formulations are being used in lieu of the 20 mL Product in the Field in the Territory, DePuy Synthes shall immediately inform Pacira of such change and provide supporting data. The Parties agree to negotiate in good faith appropriate changes to the Commission Payment to reflect the change in infiltration procedures based on the supporting data provided by DePuy Synthes.
5.3    Reports; Method of Payments.
(i)    Within forty (40) days after the end of each of the first three Quarters of each Year and sixty (60) days after the end of the applicable Year, Pacira shall provide a written report to DePuy Synthes, detailing: (A) the Net Sales of each of the 20 mL Product and 10 mL Product, including reasonably detailed descriptions of all itemized deductions from gross sales, for the applicable Year through the end of such Quarter; (B) the Incremental Sales of the 20 mL Product and 10 mL Product for the applicable Year through the end of such Quarter and Aggregate Incremental Sales of the 20 mL Product for the applicable Year through the end of such Quarter; (C) the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

calculated amount of the Commission Payment due DePuy Synthes on account of such Net Sales and Incremental Sales; and (D) the basis for calculation of the Commission Payment due DePuy Synthes, including deductions of payments made with respect to earlier Quarters of the same Year pursuant to this Section 5.3(i) and any other applicable deductions/adjustments. During the final quarter of each Year, Pacira shall provide DePuy Synthes with a written estimate of full-Year 10mL Product and 20mL Product sales. With respect to Base Commission, Pacira shall pay the Base Commission to DePuy Synthes within sixty (60) days after the end of each of the first three Quarters of each Year and within seventy-five (75) days after the end of each Year. With respect to the Commission Payment related to Incremental Sales, Pacira shall pay DePuy Synthes within sixty (60) day after the end of the second Quarter of each Year and within seventy-five (75) days after the end of each Year. In the event that adjustment to the amount of the Commission Payment due DePuy Synthes for such Year results in a negative amount (the “Overpayment Amount”), such amount shall applied as a credit to Pacira against the next Commission Payment due and if, following termination or expiration of this Agreement any amount of such a credit remains unused, such unused amount shall be payable by DePuy Synthes to Pacira within seventy-five (75) days. In the event the due date is a Saturday, Sunday or a bank holiday, the due date will be the next business day.
(ii)    Pacira’s reports under Section 5.3(i) shall be transmitted to DePuy Synthes by email (to such email addresses as DePuy Synthes may from time to time designate in writing).
(iii)    Payment of the Commission Payment shall be made by wire transfer or ACH to an account designated by DePuy Synthes. All payments under this Agreement shall be made in U.S. Dollars.
5.4    Late Payments; Interest. Each Party shall have the right to charge interest on all overdue amounts under this Article 5 from the date due until paid at a rate equal to 1.5% per month, or, if less, the maximum rate permitted by applicable law.
5.5    Monthly Report. In additional to Pacira’s reports under Section 5.3(i), Pacira shall provide to DePuy Synthes, within thirty (30) days following the end of each month a report providing the number of units of the Product sold in the preceding month.
6.    Regulatory Affairs.
6.1    Regulatory Affairs. Pacira shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions as may be necessary, in accordance with accepted business practices and legal requirements, to maintain the authorization and/or ability to market the Product in the Territory. If DePuy Synthes requests or requires any regulatory filing or other action under this Section 6.1 which Pacira determines is not commercially reasonable, the Parties shall negotiate in good faith a division of the costs of such filing or action between the Parties.
6.2    Communications with Regulatory Authorities. Pacira shall have the sole right and responsibility and shall bear all costs related to communications with any government agencies to satisfy their requirements regarding the authorization and/or continued authorization to market the Product in commercial quantities in the Territory. To the extent permitted by law, governmental order or regulation and not so prohibited by the governmental authority, DePuy Synthes shall notify Pacira within two (2) business days via facsimile or email of any inquiry or other communication that it receives from the FDA or any other governmental or regulatory authority concerning the Product. Pacira shall handle all communications with the FDA and other governmental and regulatory authorities concerning the Product, including but not limited to post-marketing reports of adverse drug experiences in compliance with 21 CFR §314.80, other post-marketing reports such as those described in 21 CFR §314.81, submission of advertising and promotional labeling to FDA’s Office of Prescription Drug Promotion (OPDP), and responding to any FDA inquiries concerning post-marketing reports and advertising or promotional materials, and shall provide copies of all such communication to DePuy Synthes within five (5) business days via facsimile or email. Notwithstanding the foregoing, DePuy Synthes shall be able to communicate with any such governmental agency regarding the Product to the extent that DePuy Synthes believes in good faith that such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation or at the request of such governmental agency, provided that DePuy Synthes shall

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

within two (2) business days disclose in writing to Pacira the nature of any such communication to the extent DePuy Synthes is not legally prohibited from making such a disclosure.
6.3    Notice of Adverse Events. Each Party shall promptly notify the other Party within the timelines described in the Parties’ safety data exchange agreement of any Product-related safety events, including without limitation Serious Adverse Events, Non-Serious Adverse Events, and governmental inquiries related to the safety of the Product. As between the Parties, Pacira shall have the sole responsibility for reporting and responding to such events to applicable governmental or regulatory authorities; provided that DePuy Synthes may take such actions (including issuing such reports) as it determines are required by applicable law, governmental order or regulation. Each Party shall concurrently provide the other Party with a copy of all correspondence between such Party and any applicable governmental or regulatory authorities related to or arising from the Product or this Agreement. Each Party shall provide the other Party with a copy of any proposed correspondence or action plan at least three (3) business days prior to submission of the correspondence or effecting of the action, and the other Party has the right to review and comment upon all such correspondences or actions before the Party providing such correspondence or plan may take the proposed action. The Party providing such correspondence or plan shall consider the other Party’s comments in good faith and implement the other Party’s reasonably requested changes. However, nothing in this Section 6.3 shall be construed as requiring either Party to delay timely effecting of a required action.
6.4    Medical Inquiries. DePuy Synthes and its Sales Force shall direct all medical inquiries, including unsolicited requests for off-label information, to Pacira’s Medical Information Department or a designee. As between the Parties, any responses to such inquiries from patients, medical professionals, or other third parties shall be provided solely by Pacira.
6.5    Pharmacovigilance Responsibilities. The Parties shall enter into a mutually agreeable safety data exchange agreement no later than thirty (30) days following the Effective Date.
6.6    Product Technical Complaints and Recalls.
(i)    If DePuy Synthes becomes aware of any Product Technical Complaint, DePuy Synthes shall notify Pacira in writing of such Product Technical Complaint promptly but not later than within ten (10) business days to the extent DePuy Synthes is not legally prohibited from making such a notification.
(ii)    As between the Parties, Pacira shall have the sole authority and responsibility to respond to any governmental or regulatory authorities, including without limitation the FDA, in connection with Product Technical Complaints and medical complaints, and to make decisions regarding and handle all returns, recalls or market withdrawals of the Product subject to applicable law, at Pacira’s cost and expense (subject to the indemnification obligations of Section 10.1).
(iii)    Each Party shall promptly notify the other Party in writing via facsimile or email of any order, request or directive of a court or other governmental or regulatory authority to recall or withdraw the Product.
6.1    Manufacturer. Pacira shall be considered the manufacturer of the Product and shall have the legal obligations thereas.
7.    Supply and Distribution.
7.1    Supply. In accordance with the provisions of this Agreement and all applicable legal requirements, except as set forth in Section 7.3, Pacira shall, at its cost and expense, perform or cause to be performed all Product manufacture, labeling, packaging, warehousing, distribution and return, order entry, payment processing, customer services and all other activities to supply and distribute the Product in the Territory. Pacira shall use commercially reasonable efforts to ensure that stock of the Product is available in its inventory to promptly fill orders in the Volume Forecast for the applicable Year throughout the Territory. Pacira shall use only FDA-registered manufacturing facilities and shall use Commercially Reasonable Efforts to have such FDA-registered manufacturing facilities available to it or its manufacturer that can produce an amount of the Product equal to the amount set forth

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

in the Volume Forecast for the applicable Year. Pacira shall manufacture or cause to be manufactured the Product in accordance with all applicable laws, including without limitation the Act and all applicable rules and regulations thereunder, the NDA and Current Good Manufacturing Practices. In the event that the supply of the Product is disrupted, Pacira shall use Commercially Reasonable Efforts to ensure that a reasonable supply of the Product is available to DePuy Synthes pursuant to this Agreement. In the event that the disruption applies to the 20 mL Product, the JSC shall meet to discuss whether any changes should be made to the Annual Sales Milestones due to such disruption.
7.2    Distribution. Except as set forth in Section 7.3, Pacira will supply and distribute the Product to customers in accordance with the specifications and requirements set forth in the NDA approved by the FDA for sale of the Product in the Territory and all applicable laws, including without limitation the Act and all applicable rules and regulations thereunder, the NDA and Current Good Manufacturing Practices. Pacira will be responsible for supplying the Product in accordance with Pacira policies and procedures for purchase orders received by Pacira from customers for the Product, which supply of the Product shall meet all legal requirements as set forth above.
7.3    Orders Received by DePuy Synthes. The Parties recognize that DePuy Synthes may from time to time receive orders for the Product directly from third parties for delivery in the Territory. In such event, DePuy Synthes promptly shall advise such third party that DePuy Synthes is not authorized to accept orders for the Product and shall immediately and accurately forward such order to Pacira, or its designee, which order Pacira may accept or reject in its sole discretion. Pacira (whether directly or through a designee) shall be responsible for handling all returns of the Product with respect to the Territory. If any Product sold in the Territory is returned to DePuy Synthes, DePuy Synthes shall either instruct the returning Party to, or shall itself if providing such instructions in a timely manner is not feasible (e.g., if DePuy Synthes receives a return through the mail), return such Product with appropriate documentation directly to Pacira or its designee, as directed by Pacira, and in accordance with all applicable laws, but shall take no other actions with respect to such return without the prior written consent of Pacira. Except as set forth in Section 7.3, Pacira shall (whether directly or through a designee) have sole responsibility for shipping, distribution and warehousing, for the invoicing and billing of purchasers of the Product and for the collection of receivables resulting from the sales of the Product in the Field in the Territory.
8.    Representations and Warranties.
8.1    Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(i)    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. It has all requisite power and authority to carry on its business, to own and operate its properties and assets, to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all applicable corporate action of such Party. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement.
(ii)    When executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.
(iii)    There is no pending or, to its knowledge, threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder.
(iv)    The execution, delivery, and performance of this Agreement by such Party will not in any material respect conflict with, breach, cause a default under, or result in the termination of any contract, employment relationship, agreement, or understanding, oral or written, with any third party, including without limitation any noncompetition covenant or agreement concerning exclusivity to which or by which it is bound.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

8.2    Additional Pacira Representations and Warranties. Pacira further hereby represents and warrants to DePuy Synthes that:
(i)    (a) the data regarding the efficacy and safety of the Product that is contained in the NDA and other regulatory filings submitted to the FDA in support of marketing approval of the Product is complete and accurate in all materials respects, does not contain any misstatement of a material fact related to safety or efficacy nor omit to state any material fact in Pacira’s possession related to safety or efficacy; (b) as of the Effective Date, Pacira has received no notice of a third-party claiming any ownership interest in the patent or trademark rights covering the Product; (c) Pacira has the exclusive right to Promote, market and sell the Product in the Territory and to perform its obligations under this Agreement; (d) as of the Effective Date, Pacira is unaware of any third-party infringement of the Product intellectual property (including patent and trademark rights) which would have a material adverse effect on the rights granted to DePuy Synthes hereunder; and (e) the Product’s label and labeling and all Product Promotional Materials, whether or not provided to DePuy Synthes shall comply with all applicable laws, rules and regulations; and
(ii)    neither Pacira nor any of Pacira’s employees or agents who will be performing services under this Agreement or otherwise with respect to the Product (i) is under investigation by the FDA for debarment action or is presently debarred under the Act or pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.); (ii) is excluded from participation in any government-sponsored health care program in any jurisdiction, including under 42 U.S.C. Section 1320a-7 and implementing regulations; or (iii) has violated, been convicted of violating, or is subject to an ongoing proceeding for violating, any state or federal health care programs, any federal or state anti-kickback laws or regulations, or any laws or regulations that may render a person eligible for debarment by the FDA, except for the subpoena issued to Pacira and disclosed via press release on April 16, 2015. Pacira will notify DePuy Synthes in writing within five (5) business days upon any inquiry or the commencement of any of the foregoing proceedings concerning Pacira or any of its employees or agents.
8.3    Additional DePuy Synthes Representations and Warranties. DePuy Synthes further hereby represents and warrants to Pacira that neither DePuy Synthes nor any of DePuy Synthes’ employees or agents who will be performing services under this Agreement or otherwise with respect to the Product (i) is under investigation by the FDA for debarment action or is presently debarred under the Act or pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.); (ii) is excluded from participation in any government-sponsored health care program in any jurisdiction, including under 42 U.S.C. Section 1320a-7 and implementing regulations; or (iii) has violated, been convicted of violating, or is subject to an ongoing proceeding for violating, any state or federal health care programs, any federal or state anti-kickback laws or regulations, or any laws or regulations that may render a person eligible for debarment by the FDA. DePuy Synthes will notify Pacira in writing within five (5) business days upon any inquiry or the commencement of any of the foregoing proceedings concerning DePuy Synthes or any of its employees or agents.
8.4    Pacira Product Warranty. Pacira warrants to DePuy Synthes that at the time of delivery of all Product by or on behalf of Pacira to a third party, (i) such Product will be in conformity with the applicable specifications therefor and the NDA, (ii) such Product will have been manufactured in compliance with Current Good Manufacturing Practices and all other applicable legal requirements, (iii) such Product will have been manufactured in facilities that are in compliance with all applicable legal requirements at the time of such manufacture (including applicable inspection requirements of FDA and other governmental authorities), (iv) such Product will not be adulterated or misbranded under the Act, (v) such Product may be introduced into interstate commerce pursuant to the Act and (vi) the expiration date of such Product shall be no earlier than thirty (30) days after the date of delivery thereof.
9.    Intellectual Property Matters.
9.1    Intellectual Property Prosecution and Maintenance. Pacira shall, at its own expense, use Commercially Reasonable Efforts to prosecute and maintain all Pacira intellectual property in the Territory (including patents, the Product Trademarks and any copyrights associated with the Product Promotional Materials) related to the Product or its manufacture, use, offer for sale or sale. Pacira shall keep DePuy Synthes promptly

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

informed regarding the material developments in the ongoing prosecution and maintenance of Pacira patents to the extent they relate to the Product or its manufacture, use or sale in the Territory.
9.2    Ownership. Pacira shall own all intellectual property rights in and to the regulatory and clinical data or other inventions and improvements incorporated into the Product, in each case conceived or reduced to practice by either Party pursuant to this Agreement. The Parties shall jointly own all intellectual property rights with respect to commercial data related to the Product that are generated by DePuy Synthes. All other intellectual property rights with respect to commercial data related to the Product in the Field will be owned by Pacira. Upon written request by the JSC, Pacira shall grant to DePuy Synthes a non-exclusive, royalty-free license to such commercial data.
9.3    Infringement.
(i)    If either Party learns of a claim or assertion that the manufacture, use or sale of the Product in the Territory infringes or otherwise violates the intellectual property rights of any third party or that any third party violates the intellectual property rights owned or Controlled by (i) Pacira in the Product or the Product Trademarks or Pacira Trademarks in the Territory or (ii) DePuy Synthes in the DePuy Synthes Trademarks, then the Party becoming so informed shall promptly, but in all events within ten (10) days thereof, notify the other Party of the claim or assertion. In the event Pacira receives a notice under Paragraph IV of the U.S. Federal Drug Price Competition and Patent Term Restoration Act of 1984, as amended, also known as the Hatch-Waxman Act, with respect to the Product, Pacira shall provide DePuy Synthes with written notice of such Paragraph IV notice within five (5) business days.
(i)    In the event of an Enforcement Action by DePuy Synthes with respect to any DePuy Synthes Trademark, at DePuy Synthes’ reasonable request, Pacira shall cooperate fully with DePuy Synthes with respect to any such Enforcement Action, and DePuy Synthes shall reimburse Pacira for its reasonable out-of-pocket expenses incurred in providing such cooperation. Any recovery achieved by DePuy Synthes with respect to such Enforcement Action shall be solely for the account of DePuy Synthes.
10.    Indemnification and Insurance.
10.1    Indemnification.
(i)    Each Party will defend, at its own expense, indemnify and hold harmless the other Party and its directors, officers, employees, agents and Affiliates (collectively, the “Indemnified Persons”) from and against any and all damages, liabilities, losses, costs, and expenses, including attorney’s fees, arising out of any third-party claim, suit or proceeding brought against the other Party (each, a “Claim” and collectively, “Claims”) to the extent such Claim arises out of or relates to (A) any breach or violation by the indemnifying Party of, or failure to perform by the indemnifying Party of, any representation, warranty, covenant, or other obligation in this Agreement or any other agreement between the Parties referenced herein, unless waived in writing by the indemnified Party; (B) the action or inaction of the indemnifying Party or its employees, distributors or subcontractors in performing its duties under this Agreement or any other agreement between the Parties referenced herein; (C) the fraud, negligence or willful misconduct of the indemnifying Party, or (D) failure of the indemnifying Party or its employees, distributors or subcontractors to comply with applicable law, provided, however, that the indemnified Party’s obligations pursuant to this Section 10.1 shall not apply (x) to the extent such claims or suits result from the fraud, negligence or willful misconduct of the indemnified Party or its employees, distributors or subcontractors, or (y) with respect to losses for which the indemnified Party has an obligation to indemnify the indemnifying Party or its Indemnified Persons pursuant to this Section 10.1.
(ii)    In addition, Pacira will defend, at its own expense, indemnify and hold harmless DePuy Synthes and its Indemnified Persons from and against any and all Claims to the extent such Claim arises out of or relates to: (A) any personal injury (including death) and/or property damage resulting from the handling, possession, sale or use of the Product; (B) any other liability arising out of the manufacture, marketing, labeling, distribution, sale or use of the Product, including claims of infringement of third-party intellectual property rights, except (under

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

any of (A) and (B)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of DePuy Synthes or its employees, distributors or subcontractors; and (C) any Claims of third parties and any investigations, enforcement actions or other actions by, of or involving any Governmental Authority that involve or originate with the Product or any other products or other materials marketed or sold by Pacira.
(iii)    In addition, DePuy Synthes will defend, at its own expense, indemnify and hold harmless Pacira and its Indemnified Persons from and against any and all Claims to the extent such Claim arises out of or relates to: (A) any personal injury (including death) and/or property damage resulting from the handling, possession, sale or use of any products or other materials marketed or sold by DePuy Synthes other than the Product; and (B) any other liability arising out of the manufacture, marketing, labeling, distribution, sale or use of any products or other materials marketed or sold by DePuy Synthes other than the Product, including claims of infringement of third party intellectual property rights, except (under any of (A) and (B)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of Pacira or its employees, distributors or subcontractors; and (C) any Claims of third parties and any investigations, enforcement action or other actions by, of or involving any Governmental Authority that involve or originate with any products or other materials marketed or sold by DePuy Synthes other than the Product.
(iv)    Each Party agrees that it shall promptly notify the other in writing of any Claim and give the indemnifying Party full information and assistance in connection therewith. The indemnifying Party shall have the sole right to control the defense of any Claim or action and the sole right to settle or compromise any such Claim, except that the prior written consent of the other Party shall be required in connection with any settlement or compromise which could (A) place any obligation on or require any action of such other Party; (B) admit or imply any liability or wrongdoing of such other Party; or (C) adversely affect the goodwill or public image of such other Party. Notwithstanding the foregoing, the indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified Party.
10.2    Insurance. Each Party shall maintain insurance against such risks and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by such Party under this Agreement and is appropriate to cover its indemnification obligations hereunder. Notwithstanding the generality of the foregoing, each Party shall maintain during the Term commercial general liability (“CGL”) insurance in an amount of [**] per occurrence and claims made product liability insurance coverage in an amount of [**]. If claims made insurance is maintained, such insurance shall be maintained during the Term and for a period of not less than 5 years thereafter. DePuy Synthes shall be named as an additional insured under Pacira’s CGL and product liability insurance policies. Pacira shall be named as an additional insured under DePuy Synthes CGL and product liability insurance policies Upon written request by a Party, such other Party shall provide the requesting Party with a certificate of insurance as evidence of the requested coverage. Each Party shall give the other Party prompt notice of any cancellation or termination of such insurance.
11.    Confidentiality; Non-Solicitation; Publicity.
11.1    Confidentiality Obligation.
(i)    Each Party (for purposes of this Section 11.1, the “Recipient”) agrees that it shall hold in confidence and shall not use or disclose, for any purpose not directly related to and in support of performance of Recipient’s duties and obligations under this Agreement, any Confidential Information (as defined below) disclosed to the Recipient by the other Party (for purposes of this Section 11.1, the “Discloser”). For purposes of this Agreement, “Confidential Information” shall include (i) any information disclosed by the Discloser to the Recipient, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, concepts, data, design documents, products in development, development plans, drafts, drawings, engineering information, flow sheets, feasibility studies, software, hardware configuration information, know-how, ideas, inventions, methods, lab notes, processes, projections, records, reports, research, specifications, studies, technical information, test, sample or any other results, timelines, trade secrets, customer lists, account history information, business and operations strategies, sales and marketing strategies, financial information and commissions structure, or any other information which is designated as “confidential” or “proprietary” or by words of similar effect, either

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

in writing or orally, prior to, at or promptly after the time of disclosure or would reasonably be expected to be treated as confidential under the circumstances. During the term of this Agreement, and for a period of five (5) years thereafter, neither Party shall use or disclose to third parties any Confidential Information of the other Party. Notwithstanding the foregoing, the Recipient may disclose Confidential Information of the Discloser to the extent required by law or applicable stock exchange or requested by a governmental authority; provided, that the Recipient shall, to the extent not prohibited, (i) promptly notify the Discloser of such requirement or request, (ii) cooperate with the Discloser in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed and (iii) limit the disclosure to that which is required. Upon the Discloser’s request at any time, the Recipient shall return to the Discloser or destroy all material and documents containing or derived from Confidential Information of the Discloser. Confidential Information shall not include information that (i) was already known to the Recipient at the time of its receipt thereof or is independently developed by Recipient without use of any Confidential Information, (ii) is received from a third party who does not have any duty of confidentiality to the other Party hereunder with respect to such information, or (iii) is or becomes part of the public domain through no breach of this Agreement by the Recipient.
(ii)    The Parties further agree as follows:
A.    The Recipient shall be responsible to assure that all of its employees, directors, agents, representatives and contractors (collectively, the “Recipient’s Representatives”) are made aware of and comply fully with the confidentiality obligations imposed by this Section 11.1.
B.    Upon termination of the Agreement for any reason, each Party agrees to return to the other any property or documents that relate to the other Party’s business or that contain Confidential Information of the other Party. The Parties’ obligation of confidentiality shall survive termination of this Agreement however such termination arises.
C.    All paper or electronic records, files, documents, work papers and other information in any form, whether marked “confidential” or not (the “Files and Work Papers”), provided by the Discloser to the Recipient or generated pursuant to this Agreement shall remain the exclusive property of the Discloser.
(iii)    Each Party acknowledges that the Physician Payments Sunshine Act (Section 6002 of the Affordable Care Act) of 2010 and its implementing regulations require “applicable manufacturers” to annually report to the Centers for Medicare and Medicaid Services (“CMS”) certain information about payments and transfers of value provided directly or indirectly to U.S. physicians and teaching hospitals. As required by law, the Parties will report to CMS information about payments or transfers of value they provide to U.S. physicians and teaching hospitals. The Parties agree that such reported information will include the identity and business address of the recipient, the value and purpose of any payments or transfers of value that are made in connection with this Agreement, and any other information as may be required by law. DePuy Synthes may also report information about compensation, payments and transfers of value provided to U.S. physicians and teaching hospitals as necessary to meet any other legal requirements, and DePuy Synthes reserves the right to post on a website accessible to the public, information regarding such compensation made to U.S. physicians and teaching hospitals, whether or not required by law.
(iv)    The Parties agree that, in the event a breach or threatened breach of this Section 11.1, the non-breaching Party, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Party, including reasonable attorneys’ fees and expenses).
(v)    Upon execution of this Agreement, the terms of this Section 11.1 shall supersede the Parties’ obligations under the Amended and Restated Mutual Confidentiality Agreement between the Pacira and DePuy Synthes Joint Reconstruction, a division of DePuy Orthopaedics, Inc., an Affiliate of DePuy Synthes, dated October 14, 2016 (the “Confidentiality Agreement”); provided, that any information relating to the Product or the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

respective business operations of the Parties disclosed under the Confidentiality Agreement shall be deemed to have been disclosed under this Agreement.
11.2    Non-Solicitation. During the Term of this Agreement, neither Party shall, directly or indirectly, induce or attempt to induce any employee of the other Party to leave the employ of the other Party, or in any way interfere with the relationship between the other Party and any employee thereof without the express prior written consent of the other Party, other than by way of general solicitation not specifically targeted at any employee of the other Party. The Parties agree that, in the event a breach or threatened breach of this Section 11.2, the non-breaching Party, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Party, including reasonable attorneys’ fees and expenses).
11.3    Publicity. Neither Party will originate any publicity, news release, public comment or other public announcement, written or oral, whether to the press, to stockholders, or otherwise, relating to this Agreement, without the consent of the other Party, except for such announcements which, in accordance with the advice of legal counsel to the Party making such announcement, are required by law, regulation, legal process or stock exchange rules or for such announcements that contain substantially the same disclosure as in prior permitted/approved public announcements or for discussions with investors regarding this Agreement that do not otherwise disclose information for which confidential treatment has been requested. Except as otherwise permitted pursuant to the immediately preceding sentence, any Party making any announcement which is required by law will, unless prohibited by law, give the other Party an opportunity to review the form and content of such announcement and comment before it is made. Either Party shall have the right to make such filings with governmental agencies, including without limitation the United States Securities and Exchange Commission, as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate (provided that the Parties will reasonably cooperate with respect to obtaining confidential treatment of sensitive information, as appropriate). The Parties have agreed upon the form and content of a joint press release to be issued by the Parties promptly following the execution of this Agreement.
12.    Maintenance of Books and Records; Audits.
12.1    Maintenance of Books and Records. Each Party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances and regulations, to enable verification of the performance of such Party's obligations under this Agreement. Such records shall be maintained for a period of five (5) years after the end of the Term or longer if required by applicable law.
12.2    Payment Audits. DePuy Synthes shall have the right, upon thirty (30) days’ prior written notice, periodically but no more than once per Year, to review and examine or have an independent third party expert review and examine the appropriate books and records of Pacira related to, for a particular Year, the (i) invoiced sales of Product in the Territory, (ii) Deductions, (iii) calculation of Net Sales, (iv) calculation of Baseline Sales, and (v) calculation of the Commission Payments. The purpose of such examination shall be to confirm Pacira’s compliance with its obligations under Article 5 of this Agreement. Each such examination may only be conducted within twenty-four (24) months of the conclusion of the relevant Year. The right granted under this Section 12.2 may only be exercised during the normal business hours of Pacira. During the course of the examination, DePuy Synthes and its accountants shall use commercially reasonable efforts not disrupt or otherwise interfere with the business of Pacira. DePuy Synthes shall maintain the confidentiality of all documents and records reviewed, and any third party expert shall execute a confidentiality agreement satisfactory to Pacira prior to such examination. The costs and expenses of any such examination, including any independent third party expert, shall be the responsibility of DePuy Synthes, except that if any examination discloses that an amount due to DePuy Synthes or charged to DePuy Synthes was in error for the reviewed period by more than five percent (5%) in Pacira’s favor (after Pacira has had the opportunity to review and has not disputed the results of such examination), the portion of any such direct costs and expenses of any independent third party expert allocable to such examination shall be the responsibility of Pacira. DePuy Synthes shall share the results of any examination with Pacira promptly and each Party shall, within thirty (30) days of any adjustment in the other Party’s favor, pay the appropriate amount to such other Party. In the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

event of a dispute over the results of any examination conducted pursuant to this Section 12.2, DePuy Synthes and Pacira shall work in good faith to resolve such dispute. Notwithstanding Section 15.6, if the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for arbitration to a certified public accounting firm selected by the Parties or to such other Person as the Parties shall mutually agree (the “Accountant”). The decision of the Accountant shall be final and the costs of such arbitration as well as the initial examination shall be borne between the Parties in such manner as the Accountant shall determine.
13.    Term and Termination.
13.1    Term. The “Term” of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner in accordance with the terms hereof, until December 31, 2021 (as the same may be extended or terminated as set forth in this Section 13). The Term may be renewed for additional twelve (12) month periods on mutual agreement of the Parties, following prior written notice from either Party of its desire to renew, given no less than six (6) months prior to the expiration of the then-current Term.
13.2    Termination by DePuy Synthes. DePuy Synthes shall have the right to terminate this Agreement:
(i)    at any time upon written notice to Pacira in the event of a Product recall that results in a material disruption of supply of the 20 mL Product for three (3) or more consecutive months;
(ii)    without cause, effective on six (6) months prior written notice, provided that DePuy Synthes may not provide notice of termination without cause under this Section 13.2(ii) before the three (3) year anniversary of the Effective Date;
(iii)    effective on sixty (60) days prior written notice if, following completion of the dispute escalation procedure in Section 3.2(iv)(B) through the final decision of Pacira’s Senior Officer, DePuy Synthes disagrees in good faith with Annual Sales Milestones determination; or
(iv)    immediately upon any prosecution of or enforcement action against or involving Pacira by any Governmental Authority related to the Product. Pacira shall immediately notify DePuy Synthes of any such additional prosecution or enforcement action, and has previously disclosed the existence of the subpoena via press release dated April 16, 2015.
In the event DePuy Synthes terminates this Agreement pursuant to subsection (ii) above, the Commission Payment payable on Incremental Sales of 20 mL Product shall be reduced to [**] during the period beginning on the date DePuy Synthes provides notice of termination and ending on the effective date of termination of this Agreement.
13.3    Termination by Pacira. Pacira shall have the right to terminate this Agreement:
(i)    upon at least sixty (60) days’ prior written notice if at least [**] of the Annual Sales Milestone is not achieved with respect to the first Year or the second Year; provided that such termination notice is received by DePuy Synthes within sixty (60) days after the end of the applicable Year;
(ii)    upon at least sixty (60) days’ prior written notice if the Annual Training Goal is not achieved and not cured pursuant to Section 4.6(iii); provided that such termination notice is received by DePuy Synthes within ninety (90) days after the end of the applicable Year;
(iii)    without cause, effective on six (6) months prior written notice, provided that Pacira may not provide notice of termination without cause under this Section 13.3(iii) before the three (3) year anniversary of the Effective Date and provided, further, that in the event of termination pursuant to this Section 13.3(iii), Pacira shall pay to DePuy Synthes an amount equal to [**] of the Commission Payment with respect to the prior Year plus any earned but not yet paid Commission Payment for the current Year; or

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(iv)    immediately upon any prosecution of or enforcement action against or involving DePuy Synthes by any Governmental Authority related to the Product DePuy Synthes shall immediately notify Pacira of any such prosecution or enforcement action.
13.4    Mutual Termination Rights. Either Party may terminate this Agreement: (i) at any time, upon written notice to the other Party in the event of a material breach of this Agreement by such other Party where such breach is not cured within thirty (30) days following such other Party’s receipt of written notice of such breach; or (ii) at any time, in the event the other Party, its Affiliates, or any Person under its direction or control has been excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented or has otherwise been excluded, suspended, or debarred by any Governmental Authority from any federal or state program, contracting with the federal government, or from working for any firm holding a pending or approved drug product application at FDA, in each case, to the extent such exclusion, suspension, or debarment is not remedied within thirty (30) days of receipt by the other Party of notice of such exclusion, suspension, or debarment (including, without limitation, through termination of the affected person).
13.5    Remedies. Except as indicated in Section 15.4, termination of this Agreement shall be without prejudice to (i) any remedies which any Party may then or thereafter have hereunder or at law; and (ii) a Party’s right to receive any payment accrued under this Agreement prior to the termination date but which became payable thereafter; and (iii) either Party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement.
13.6    Post-Termination Obligations.
(i)    Expiration or termination of this Agreement shall not relieve either Party of any obligations accruing prior to such expiration or termination. The following provisions of this Agreement by their terms continue after the expiration or termination of this Agreement: Sections 6.2, 6.3, 6.6, 6.7, 8, 9, 10, 11, 12, 13, 14, and 15. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the interpretation and performance of this Agreement. Upon the expiration or termination of this Agreement pursuant to this Section 13, each Party shall promptly transfer and return to the other Party or destroy all Confidential Information of the other Party (provided that each Party may keep one copy of such Confidential Information for archival purposes only).
(ii)    Upon the expiration or termination of this Agreement, DePuy Synthes shall immediately cease all Promotion of the Product in the Field in the Territory and deliver to Pacira all undistributed Product Promotional Materials. For clarity, upon the expiration or termination of this Agreement, the Committees shall immediately be disbanded and any and all grant of rights from Pacira to DePuy Synthes shall immediately cease.
14.    Notices. Unless otherwise provided herein, all notices, demands or other formal communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, on the date actually received or refused by addressee when deposited in the U.S. mail by certified or registered mail, or by Federal Express, return receipt requested, postage prepaid, addressed to the Parties at their respective addresses set forth below or to such other addresses as may later be designated in writing, or delivered via email to the email addresses provided by the Parties when received at the email server of the receiving Party.
If to DePuy Synthes, to:

DEPUY SYNTHES SALES, INC.
700 Orthopaedic Drive
Warsaw, IN 46582
Attention: Vice President, Law______________________
Fax No: ________________________

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

With a copy to (which shall not constitute notice hereunder):

Nutter, McClennen & Fish LLP
155 Seaport Boulevard
Boston, MA 02210
Attention: Paul R. Eklund
Fax No: (617) 310-9303

If to Pacira, to:

PACIRA PHARMACEUTICALS INC.
5 Sylvan Way
Parsippany, NJ 07054
Attention: Anthony Molloy, VP, Legal and Compliance
Fax No: (973) 267-0060

15.    Miscellaneous.
15.1    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. This Agreement shall not be assignable by either Party without the written consent of the other Party; provided, however, that either Party may, without the prior written consent of the other Party, (i) assign any or all of its rights and obligations to any Affiliate of such Party or (ii) upon at least thirty (30) days prior written notice, assign any or all of its rights and obligations to any third party that acquires substantially all of the business or assets of the assigning Party, whether by merger, acquisition or otherwise. Notwithstanding the foregoing, in the event Pacira provides notice to DePuy Synthes that it intends to assign its rights and obligations to a third-party acquirer pursuant to clause (ii) of the immediately preceding sentence, and DePuy Synthes determines in its good faith judgment that such third-party acquirer is a competitor of DePuy Synthes or that being a party to this Agreement with such third-party acquirer would cause reputational harm to DePuy Synthes, it shall so notify Pacira within ten (10) days of receipt of the notice from Pacira hereunder and DePuy Synthes shall have the right to terminate this Agreement for cause effective immediately in the event Pacira assigns its rights or obligations to such third party. Any change in control of either Party resulting from a merger, consolidation, stock transfer or asset sale shall be deemed to be an assignment for purpose of this Agreement. Any purported transaction in violation of this Section 15.1 shall be null and void and of no force or effect.
15.2    Independent Contractors. Nothing herein contained shall be construed to constitute the Parties hereto as partners or as joint venturers, or either as agent for the other. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s authorized written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, DePuy Synthes’ legal relationship under this Agreement to Pacira shall be that of independent contractor.
15.3    Entire Agreement. This Agreement and all Exhibits or attachments hereto represents the entire understanding between the Parties and cancels and supersedes all prior agreements, contracts, amendments to same and/or any other understandings (collectively, “Prior Agreements”), whether written or oral, existing at any time between Pacira, on the one hand and DePuy Synthes on the other hand, except those provisions of such Prior Agreements which by their terms survive. This Agreement as well as all Exhibits and/or attachments shall be binding upon the Parties, their Affiliates, successors in interests and heirs, and may be modified only by a written agreement signed by an authorized officer of Pacira and of DePuy Synthes. The language of this Agreement shall for all purposes be construed as a whole, according to its fair meaning, not strictly for or against either Party, and without regard to the identity or status of any person who drafted all or part of it. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
15.4    Limitation on Damages. Neither Pacira nor DePuy Synthes (which for the purposes of this Section 15.4 shall include their respective Affiliates, directors, officers, employees and agents) shall have any liability to the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

other for any punitive damages, special, incidental, consequential or indirect damages, direct or indirect lost profits, lost revenues, or anticipated profits, relating to or arising from this Agreement, even if such damages may have been foreseeable. For the avoidance of doubt, nothing in this Section 15.4 shall be interpreted to limit the indemnification obligation of either Party in connection with the characterization of damages or losses claimed by a third party as being punitive, special, incidental, consequential or indirect or other like damages or losses.
15.5    Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities.
15.6    Dispute Resolution. The Parties recognize that a dispute may arise relating to this Agreement (“Dispute”). Any Dispute, including Disputes that may involve the Affiliate of any Party, shall be resolved in accordance with Exhibit E to this Agreement. For the avoidance of doubt, disputes arising on issues within the jurisdiction of a Committee shall be resolved in accordance with the procedures set forth in Section 3.
15.7    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
15.8    Governing Law. This Agreement and all exhibits or attachments hereto shall be governed by and interpreted in accordance with the internal laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of law thereof.
15.9    Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
15.10    Waiver. Except to the extent that a Party may have otherwise agreed in writing, no waiver by such Party of any breach by any other Party of any of the other Party’s obligations, agreements or covenants hereunder shall be deemed to be a waiver by such first Party of any subsequent or other breach of the same or any other obligation, agreement or covenant; nor shall any forbearance by a Party to seek a remedy for any breach by the other be deemed a waiver by said Party of its rights or remedies with respect to such breach or of any subsequent or other breach of the same or any other obligation, agreement or covenant.
15.11    Headings. Headings as used in this Agreement are for convenience only and are not to be construed as having any substantive effect by way of limitation or otherwise. References to Sections herein are, unless otherwise indicated, references to the designated Sections of this Agreement, unless the content requires otherwise.
15.12    Severability. If one or more of the provisions of this Agreement shall, by any court or an arbitrator, be found to be void or unenforceable, the agreement as a whole shall not be affected thereby and shall remain in full force and effect, and the provisions in question shall be replaced by an interpretation in conformity with law which comes closer to effecting the Parties original intention.
[Signature Page Follows]

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their undersigned duly authorized representatives as of the Effective Date.

PACIRA PHARMACEUTICALS INC.

By: /s/ David Stack
Name: David Stack
Title: CEO and Chairman
DEPUY SYNTHES SALES, INC.

By: /s/ Jonathan B. Loane
Name: Jonathan B. Loane
Title: Treasurer

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

EXHIBIT A

DETAILED ROLES AND RESPONSIBILITIES

[**]

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

EXHIBIT B
SENIOR OFFICERS
Pacira: Dave Stack, Chief Executive Officer, Chairman
DePuy Synthes: Max Reinhardt, Vice President, Marketing

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

EXHIBIT C
INTENTIONALLY LEFT BLANK

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

EXHIBIT D
COMPLIANCE WITH ANTI-CORRUPTION LAWS
Notwithstanding anything to the contrary in this Agreement, the Parties:

(i)
Shall not perform any actions that are prohibited by National, International and other anti-corruption laws, including without limitation the U.S. Foreign Corrupt Practices Act, (collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement;

(ii)
Shall not, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other third party related to the transaction with the purpose of influencing decisions related to this Agreement and/or its business in a manner that would violate Anti-Corruption Laws;

(iii)
Shall not retain any government official or government employee in the performance of this Agreement unless it has been pre-approved in writing by the other Party. Furthermore, each Party shall notify the other writing in the event the notifying Party becomes aware that any person engaged in the performance of this Agreement becomes a government official or employee, a political party official or a candidate for political office. The requirements of this subsection shall not apply with respect to employees of an intermediary that is a government owned entity; and

(iv)
Agree that if a Party fails to comply with any of the provisions of this Exhibit D such failure shall be deemed to be a material breach of this Agreement and, upon any such failure, the non-breaching Party shall have the right to terminate this Agreement with immediate effect upon written notice to the other Party.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

EXHIBIT E
DISPUTE RESOLUTION
A.    Mediation.

1.
The Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration. The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control. The mediator shall be chosen pursuant to CPR Mediation Procedure. The mediation shall be held in New York, New York.

2.
Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute. The Parties agree to select a mediator within 20 days of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than 60 days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

3.
Any period of limitations, whether contractual or established by law, that would otherwise expire between the initiation of mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation.

B.    Arbitration.

1.
If the Parties fail to resolve the Dispute in mediation, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

2.
The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator shall be a lawyer with at least 15 years’ experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

3.
The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

4.	If, however, the aggregate award sought by the Parties is less than $5 million and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.

5.	Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

6.
The Parties agree to select the arbitrator(s) within 45 days of initiation of the arbitration. The hearing will be concluded within nine (9) months after selection of the arbitrator(s) and the award will be rendered within 60 days of the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearing. In the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

7.
The hearing will be concluded in ten hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

8.
The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery.

9.
The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

10.
The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

11.
The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

12.
Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.